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                                                                    EXHIBIT 21.1


     LIST OF SUBSIDIARIES

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Greatest Elite Limited
Giant Glory Investments Limited
Mindray (UK) Limited
Mindray USA Corp.
Shenzhen Mindray Bio-Medical Electronics Co., Ltd.
Beijing Shen Mindray Medical Electronics Technology Research Institute Company Limited
Mindray Global Limited
Mindray Medical USA Corp.
Mindray Research and Development Limited